ASSIGNMENT OF MARKETING AGREEMENT

ALPHA INTERNATIONAL MARKETING CORP. And NOVEL INTERNATIONAL GROUP INC.

5/19/2009

This Agreement sets out the terms and conditions governing the Assignment and transfer of a Marketing Agreement for Terrelene™ family of fuels from ALPHA INTERNATIONAL MARKETING CORP to NOVEL INTERNATIONAL GROUP INC.

ASSIGNMENT OF MARKETING AGREEMENT

THIS ASSIGNMENT OF THE MARKETING AGREEMENT ("Agreement") is made and entered into as of the 19th day of May, 2009, between ALPHA INTERNATIONAL MARKETING CORP. of No. 5 New Road, P.O. Box 388 Belize City, Belize ("Assignor"), and NOVEL INTERNATIONAL GROUP INC. of 6130 Elton Street, Las Vegas, Nevada 89107 (“Assignee”).

WHEREAS the Assignor is the non exclusive world-wide marketing and business development consultant for all Innovations Solutions Now Inc.’s (“ISN”) present and future Terralene™ fuel formulations and any existing and future Terralene™ family of fuel products owned or developed or licensed by ISN or its subsidiaries or related companies (the “Products”) and exclusive marketing and business development consultant for the following territories:

India, Pakistan, Philippines, Malaysia, Singapore, Thailand, Vietnam, Cambodia, Laos, Myanmar, Bangladesh, Taiwan, China, Korea (South and North), Japan pursuant to a marketing, promotions & business development Agreement dated the 23rd day of April 2009 (the “Agreement”).

AND WHEREAS the Assignor desires to assign, transfer and sell all its’ rights, benefits, liabilities, duties and obligations, title and interest to market and promote the Products worldwide and all rights arising under the Agreement,

AND WHEREAS the Assignee is in the business of developing and marketing products, projects and systems internationally and desires to market the Products and acquire all the Assignor’s rights and interest in the Agreement and to assume all of said rights, interests, benefits, liabilities, duties and obligations in the Agreement subject to the terms of this Assignment.

AND WHEREAS the Assignee hereby acknowledges that the Products, the Assigned Rights and are being acquired without warranty or representation of any kind from the Assignor or including without limitation that a patent will issue for such Products in the United States Patent and Trademark Office or in any other country or jurisdiction or that such Products have any commercial viability or fitness for any particular purpose.

NOW THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

1. Recitals. The above recitals are incorporated herein by reference.

2. Assignment and Assumption. Assignor hereby transfers and assigns to Assignee all of Assignor’s rights, interests, benefits, liabilities, duties and obligations (i) in and to the Agreement and (ii) to market internationally the Product and the Product Improvements from ISN pursuant to the terms of the Marketing, Promotions and Business Development Agreement. Assignee

hereby accepts and assumes all such rights, benefits, interests, liabilities, duties and obligations of Assignor under the Agreement and assigned to it above. Assignee and ISN shall have the right to amend and modify, and exercise rights and perform obligations under, the Agreement without the consent of, or notice to, Assignor.

3. Assignee’s Indemnification. Assignee hereby indemnifies, protects, defends and holds Assignor, Assignor’s officers, employees and members and all of their respective successors and assigns, harmless from any and all claims, damages, losses, suits, proceedings, costs and expenses, including, without limitation, reasonable attorneys’ fees (collectively, “Losses”), both known and unknown, present and future, at law or in equity, arising out of, by virtue of or in any way related to the breach by Assignee of (or Assignee’s failure to timely perform) any or all of the obligations imposed on the lessee under the Agreements, which obligations accrue from and after the Closing Date.

4. Assignor’s Indemnification. Assignor hereby indemnifies, protects, defends and holds Assignee, Assignee’s officers, employees and members and all of their respective successors and assigns, harmless from any and all Losses, both known and unknown, present and future, at law or in equity, arising out of, by virtue of or in any way related to the breach by Assignor of (or Assignor’s failure to timely perform) any or all of the obligations imposed on the Assignor, which obligations accrued prior to the Closing Date

5. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

     "Closing Date" shall mean June 1, 2009 or such other date as mutually agreed to between the Assignee and Assignor.

     "Litigation Expense" shall mean any expenses reasonably incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals.

     "Person" shall mean and include an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a government or political subdivision or agency thereof or any other entity.

     “Trade Mark Assets” means all of the trademarks and service marks used on, or in conjunction with the Products and owned by ISN.

6. Acknowledgements. Assignee hereby acknowledges that the Assignor has previously provided to Assignee the information and data relating to the Products and Assigned Rights which Assignee has fully examined and has found to be to its full satisfaction. Assignee hereby waives any claim of unsuitability and acknowledges that the Products and Assigned Rights as delivered are fully in accordance with all representations of the Assignor regarding suitability and fully in keeping with the specifications set out in its accompanying documentation and that the Assignee is acquiring Assigned Rights and the right to market the Products on an “as is basis”.

7. Assigned rights; limitations.

        (a) Subject to the terms and conditions set forth in this Agreement, upon the delivery of the Shares set out in Section 8 hereof by the Assignee and other good and valuable consideration and the acquisition of the Assigned Rights on the terms herein contained, the Assignor shall sell, transfer, assign, convey and deliver to the Assignee, and upon the closing the Assignee shall, accept and acquire from the Assignor, all of the Assigned Rights and the rights to market worldwide the Products of ISN.

8. Purchase Price. In consideration of the acquisition of the rights granted pursuant to the terms of the Agreement entered into by the Assignor and the Assignee, the Assignee shall pay and deliver to the Assignor for the acquisition of the Assignors rights to the Agreement shall be the sum One Million Three Hundred and Fifty Dollars ($1,350,000 USD) which purchase price shall be paid by the Assignee by issuing to the Assignor Three Million (3,000,000) common shares of the Assignee’s parent company, Quadra Projects Inc., issued at a deemed price of $0.45 per share which shares shall be deemed fully paid and non-assessable and shall bear a restrictive legend endorsed upon the shares restricting the transfer or selling of the shares for such hold period as required by the applicable securities laws. The delivery of the shares to the Assignor shall be done concurrently with the closing.

9. Instruments of Transfer:

        (a) Assignor's deliveries. At the Closing, the Assignor shall deliver the following to the Assignee, each of which shall be in form reasonably satisfactory to the Assignee:

          (i) evidence reasonably satisfactory to the Assignee, of the Assignor's authority to assign and transfer its Rights in the Agreement and

          (ii) such other instrument or instruments of transfer, in such form as shall be reasonably necessary or appropriate to vest in the Assignee all of the Assignor's right, interest and title in the Agreement to market the Products world-wide.

        (b) Assignee's deliveries. At the Closing, the Assignee shall deliver the following to the Assignor, each of which shall be in form reasonably satisfactory to the Assignor:

          (i) Director's Certificate regarding resolutions authorizing this transaction and the due authority of persons executing documents on behalf of the Assignee;

          (ii) such further instruments as the Assignor may reasonably request to evidence the consummation of the transactions contemplated by this Agreement.

10. Representations and warranties of the Assignor. The Assignor represents and warrants to the Assignee as follows:

(i)	That said contract is in full force and effect and is fully assignable.

(ii)	That the contract is without modification, and remains on the terms contained.

(iii)	That it has full right and authority to transfer said contract and that the contract rights herein transferred are free of lien, encumbrance or adverse claim.

(iv)	That it has the full power, authority and capacity to own, lease and operate its properties, and to carry on its business as and where the same is now being conducted.

(v)	That it has the requisite power, authority and capacity to enter into this Agreement and to perform all of its obligations hereunder and this Agreement constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with its terms.

(vi)	That no permit, consent, approval, or authorization of any governmental authority or any other Person on the part of the Assignor is required in connection with the execution or delivery by the Assignor of this Agreement or the consummation of the transactions contemplated hereby.

(vii)	That it has not sold, assigned, licensed, transferred, or otherwise conveyed any rights to market the Products and Assigned Rights or entered into any agreements with any third party to do so.

(viii)	That there is no suit, action or litigation, administrative hearing, arbitration, labor controversy, warranty claim, governmental inquiry, investigation or other proceeding or claim pending or, to the Assignor's knowledge, threatened against or relating to the Assignor with respect to the Products and the related Technologies. There are no judgments, consent decrees or injunctions against, affecting or binding upon the Assignor with respect to the Assigned Rights. The Assignor is in compliance with all laws, ordinances, requirements, orders and regulations applicable to it, the violation of which would have a material adverse effect on the Assigned Rights or on the ability of the Assignor to consummate the transactions contemplated hereby.

(ix)	That it has delivered or made available to the Assignee true, correct and complete information concerning the Product and the specifications, documents and other information or data relevant to the Product.

(x)	Neither this Agreement nor any certificate or statement furnished by or on behalf of the Assignor at the Closing in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading; and there is no fact known to the Assignor in connection with this Agreement which might reasonably be expected to materially adversely affect the ability of the Assignor to consummate the transactions contemplated hereby which has not been set forth herein or in a certificate or statement furnished to the Assignee at the Closing by the Inventor.

 11. Representations and warranties of the Assignee. The Assignee represents and warrants to the Assignor as follows:

(i)	The Assignee hereby assumes and agrees to perform all the remaining and executory obligations of the Assignor under the contract and agrees to indemnify and hold the Assignor harmless from any claim or demand resulting from non- performance by the Assignee.

(ii)	The Assignee shall be entitled to all monies due or to be paid in the future under the contract, which rights are also assigned hereunder.

(iii)	The Assignee is a corporation duly organized, validly existing and in good standing under the laws of Belize. The Assignee has the requisite power, authority and capacity to own, lease and operate its properties and to carry on its intended business.

(iv)	The Assignee has the requisite power, authority and capacity to enter into this Agreement and to perform all of its obligations hereunder. The Assignee has duly taken all necessary action to approve this Agreement and the performance of its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Assignee enforceable against it in accordance with its terms.

(v)	The execution, delivery and performance of this Agreement by the Assignee do not and will not (i) conflict with, violate or result in the breach of any of the terms or conditions of, or constitute a default under, the articles of organization or operating agreement of the Assignee, or any contract, agreement, commitment, indenture, mortgage, pledge, note, bond, license, permit or other instrument or obligation to which the Assignee is a party or by which the Assignee or its assets are bound or affected, or any law, regulation, ordinance or decree to which the Assignee or its assets are subject, or (ii) result in the creation or imposition of any lien, security interest, charge, encumbrance, restriction or right, including rights of termination or cancellation, in or with respect to, or otherwise materially adversely affect, any of the properties, assets or business of the Assignee.

(vi)	No permit, consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or any other Person on the part of the Assignee is required in connection with the execution or delivery by the Assignee of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain such consent would not materially adversely affect the Assignee's ability to consummate the transactions contemplated by this Agreement.

(vii)	There is no suit, action or litigation, administrative hearing, governmental inquiry, investigation, arbitration or other proceeding pending or, to the Assignee's knowledge, threatened against or relating to the Assignee. There are no judgments, consent decrees or injunctions against, affecting or binding upon the Assignee. The Assignee is in compliance with all laws, ordinances, requirements, orders and regulations applicable to it, the violation of which would have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement, and the Assignee has not received notice of any claimed violation with respect to any of the foregoing, and none of the foregoing will be affected by the consummation of the transactions contemplated by this Agreement. (ii) The Assignee has the corporate power to acquire the Assigned Rights and assume the obligations of the Assignor arising in the Agreement

12. Conditions precedent to the obligations of the Assignor. All obligations of the Assignor under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, which conditions may be waived only by the Assignee:

     (a) The representations and warranties of the Assignee herein contained shall be true and correct as of the date hereof.

     (b) The Assignee shall have performed or complied with all the obligations, agreements and covenants of the Assignee herein contained to be performed by it prior to or as of the Closing Date.

     (c) No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened, seeking to restrain, prevent or change the transactions contemplated hereby or seeking judgments against the Assignor or the Assignee awarding substantial damages in respect of the transactions contemplated hereby.

     (d) All deliveries required to be made under this Agreement to the Assignor at or before the Closing Date shall have been received by the Assignor.

13. Conditions precedent to the obligations of the Assignee. All obligations of the Assignor under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, which conditions may be waived only by the Assignee.

     (a) The representations and warranties of the Assignor herein contained shall be true and correct as of the date hereof.

     (b) The Assignor shall have performed or complied with all the obligations, agreements and covenants herein contained to be performed by him prior to or as of the Closing Date.

     (c) No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened, seeking to restrain, prevent or change the transactions contemplated hereby or seeking judgments against the Assignor or the Assignee awarding substantial damages in respect of the transactions contemplated hereby.

     (d) All deliveries required to be made under this Agreement to the Assignee on or before the Closing Date shall have been received by the Assignee.

14. Survival. The representations, warranties, covenants and agreements of the parties hereto (including indemnification obligations of the parties hereunder with respect to all Losses and Litigation Expense incurred or required to be paid) shall survive the execution and delivery of this Agreement.

15. Assignee's right of offset. Without limiting in any way the rights of the Assignee to be indemnified under this Section 12 for Losses and Litigation Expense (or the measure of amounts of loss and Litigation Expense for which the Assignee may be entitled to indemnification), the Assignee shall have a right to offset against the amounts due under Section 12 hereof for the amount of any Loss or Litigation Expenses incurred by the Assignee.

16. Applicable law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without giving effect to conflict of laws principles thereof.

17. Currency. All sums of money payable hereunder are to be paid in U.S. dollars.

18. Entire agreement. This Agreement and all Schedules hereto embody the entire agreement and understanding of the parties hereto and supersede any prior agreement or understanding between the parties.

19. Enforcement. If any portion of this Agreement shall be determined to be invalid or unenforceable, it shall be modified rather than voided, if possible, in order to carry out the intent of this Agreement. In any event, the remainder of this Agreement shall be valid and enforceable to the fullest extent possible.

20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

21. Headings. Headings of the Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

22. Binding effect; benefits. This Agreement shall be binding upon and inure to the benefit of each party and its successors and assigns. Assignee may assign its rights and obligations under this Agreement, in whole or in part, without the need for Assignor’s consent.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

ALPHA INTERNATIONAL MARKETING CORP.

By:

NOVEL INTERNATIONAL GROUP INC. By: